Exhibit 99.4

Item 1. Financial Statements
Misonix, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30, 2021	June 30, 2021
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$22,586,573	$31,045,935
Accounts receivable, less allowance for doubtful accounts of $2,267,869 and $2,573,968	12,397,934	11,349,976
Inventories, net	16,118,605	15,752,155
Prepaid expenses and other current assets	1,044,262	1,118,492
Total current assets	52,147,374	59,266,558

Property, plant and equipment, net of accumulated amortization and depreciation of $16,347,300 and $12,715,917, respectively	10,212,289	9,253,479
Patents, net of accumulated amortization of $1,527,611 and $1,341,976, respectively	806,234	789,800
Goodwill	108,234,664	108,234,664
Intangible assets	19,368,030	19,740,492
Lease right-of-use asset	1,086,760	1,288,812
Other assets	264,917	286,413
Total assets	$192,120,268	$198,860,218

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$7,630,317	$4,486,737
Accrued expenses and other current liabilities	8,760,813	11,184,656
Current portion of lease liabilities	487,106	571,227
Current portion of notes payable	7,699,487	6,449,487
Total current liabilities	24,577,723	22,692,107
Non-current liabilities
Notes payable	36,795,761	39,345,761
Lease liabilities	729,453	762,894
Deferred tax liabilities	72,812	72,812
Other non-current liabilities	846,424	787,015
Total liabilities	63,022,173	63,660,589

Commitments and contingencies

Shareholders' equity
Common stock, $.0001 par value; shares authorized 40,000,000; 17,426,670 and 17,425,045 shares issued and outstanding in each period	1,743	1,741
Additional paid-in capital	190,189,828	188,982,484
Accumulated deficit	(61,093,476)	(53,784,596)
Total shareholders' equity	129,098,095	135,199,629
Total liabilities and shareholders' equity	$192,120,268	$198,860,218
See Accompanying Notes to Condensed Consolidated Financial Statements

Misonix, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended
	September 30,
	2021	2020
Revenue	$20,205,649	$17,735,342
Cost of revenue	5,952,842	5,110,601
Gross Profit	14,252,807	12,624,741

Operating expenses:
Selling expenses	12,402,581	10,969,678
General and administrative expenses	7,053,537	4,452,328
Research and development expenses	1,150,792	1,250,174
Total operating expenses	20,606,910	16,672,180
Loss from operations	(6,354,103)	(4,047,439)

Other income (expense):
Interest income	1,332	1,092
Interest expense	(872,091)	(933,722)
Other	(84,018)	1,417
Total other expense	(954,777)	(931,213)

Loss from operations before income taxes	(7,308,880)	(4,978,652)

Income tax (expense) benefit	—	—

Net loss	$(7,308,880)	$(4,978,652)

Net loss per share:
Basic	$(0.42)	$(0.29)
Diluted	$(0.42)	$(0.29)

Weighted average shares - Basic	17,413,620	17,213,686
Weighted average shares - Diluted	17,413,620	17,213,686

See Accompanying Notes to Condensed Consolidated Financial Statements

Misonix, Inc. and Subsidiaries
Condensed Consolidated Statements of Shareholders’ Equity
(Unaudited)

	Common Stock
	Number of shares	Amount	Additional paid-in capital	Accumulated deficit	Total shareholders’ equity
Balance, June 30, 2020	17,369,435	$1,737	$185,961,104	$(39,311,271)	$146,651,570
Net loss	—	—	—	(4,978,652)	(4,978,652)
Proceeds from exercise of stock options	8,313	1	23,941	—	23,942
Stock-based compensation	—	—	766,133	—	766,133
Balance, September 30, 2020	17,377,748	$1,738	$186,751,178	$(44,289,923)	$142,462,993

	Common Stock
	Number of shares	Amount	Additional paid-in capital	Accumulated deficit	Total shareholders’ equity
Balance, June 30, 2021	17,410,045	$1,741	$188,982,484	$(53,784,596)	$135,199,629
Net loss	—	—	—	(7,308,880)	(7,308,880)
Proceeds from exercise of stock options	16,625	2	118,597	—	118,599
Stock-based compensation	—	—	1,088,747	—	1,088,747
Balance, September 30, 2021	17,426,670	$1,743	$190,189,828	$(61,093,476)	$129,098,095

See Accompanying Notes to Condensed Consolidated Financial Statements

Misonix, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended
	September 30,
	2021	2020
Operating activities
Net loss	$(7,308,880)	$(4,978,652)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	1,250,295	1,123,380
Rent expense from operating lease right-of-use asset	235,135	147,956
Bad debt expense	(30,650)	1,729,462
Stock-based compensation	1,088,747	766,133
Changes in operating assets and liabilities:
Accounts receivable	(695,351)	(1,986,055)
Inventories	(1,849,912)	(777,334)
Prepaid expenses and other current assets	74,230	376,963
Operating leases and other assets	(133,555)	(136,111)
Accounts payable, accrued expenses and other	461,729	(31,923)
Net cash used in operating activities	(6,908,212)	(3,766,181)

Investing activities
Acquisition of property, plant and equipment	(320,975)	(77,995)
Additional patents	(44,233)	(16,091)
Net cash (used in) provided by investing activities	(365,208)	(94,086)

Financing activities
Proceeds from notes payable	9,200,000	9,200,000
Repayments of notes payable	(10,500,000)	(8,400,000)
Proceeds from exercise of stock options	118,599	23,942
Payments of finance lease	(4,541)	—
Net cash (used in) provided by financing activities	(1,185,942)	823,942

Net (decrease) increase in cash and cash equivalents	(8,459,362)	(3,036,325)
Cash and cash equivalents at the beginning of the period	31,045,935	37,978,809
Cash and cash equivalents at the end of the period	$22,586,573	$34,942,484

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	763,458	855,493
Income taxes	35,700	—
Transfer of inventory to property, plant and equipment for consignment of product	1,483,462	993,299
See Accompanying Notes to Condensed Consolidated Financial Statements

Misonix, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
For the Three Months Ended September 30, 2021 and 2020
(Unaudited)
1. Basis of Presentation, Organization and Business and Summary of Significant Accounting Policies
Basis of Presentation
These Condensed Consolidated Financial Statements of Misonix, Inc. (“Misonix” or the “Company”) include the accounts of Misonix and its subsidiaries, each of which is 100% owned. All intercompany balances and transactions have been eliminated.
The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, these Condensed Consolidated Financial Statements do not include all the information and footnotes required by U.S. GAAP for complete financial statements. As such, they should be read with reference to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021 (the “2021 Form 10-K”), which provides a more complete explanation of the Company’s accounting policies, financial position, operating results, business properties and other matters. In the opinion of management, these Condensed Consolidated Financial Statements reflect all adjustments, which are of a normal recurring nature, considered necessary for a fair statement of interim results.
Merger with Bioventus, Inc.
On July 29, 2021, we entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with Bioventus Inc., a Delaware corporation (“Bioventus”), Oyster Merger Sub I, Inc., a Delaware corporation, and a direct, wholly owned subsidiary of Bioventus (“Merger Sub I”), and Oyster Merger Sub II, LLC, a Delaware limited liability company, and a direct, wholly owned subsidiary of Bioventus (“Merger Sub II”) under which, subject to the satisfaction or waiver of the conditions specified therein, Merger Sub I shall be merged with and into Misonix, with Misonix surviving as a wholly owned subsidiary of Bioventus (the “First Merger”) and following the First Merger, Misonix shall be merged with and into Merger Sub II, with Merger Sub II surviving as Misonix, LLC (the “Second Merger” and together with the First Merger, the “Merger”). At the effective time of the First Merger (the “First Effective Time”), each share of our common stock issued and outstanding immediately prior to the First Effective Time (other than the shares that are owned by Bioventus, Misonix, Merger Sub I or Merger Sub II and shares of any dissenting holders who are entitled to and have properly asserted appraisal rights) will be converted into the right to receive, either an amount in cash equal to $28.00 or 1.6839 validly issued, fully paid and non-assessable shares of Class A common stock of Bioventus, $0.001 par value per share (each share, a “Bioventus Share”), based on the election of the holder thereof in accordance with the terms of, and subject to election, proration and adjustment procedures set forth in, the Merger Agreement.
For additional information regarding the Merger, including associated risks and uncertainties, see “Item 1A - Risk Factors – Risks Related to the Transaction” and Note 15 in our consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021 (the “2021 Form 10-K”).
The merger was fully consummated on October, 29, 2021.
Organization and Business
Misonix designs, manufactures, markets, sells and distributes minimally invasive surgical ultrasonic medical devices and markets, sells and distributes skin allografts and wound care products used to support healing of wounds, and which complement Misonix’s ultrasonic medical devices. Misonix’s ultrasonic products are used for precise bone sculpting, removal of soft and hard tumors and tissue debridement, primarily in the areas of neurosurgery, orthopedic surgery, general surgery, plastic surgery, wound care and maxillo-facial surgery.
The Company strives to have its proprietary procedural solutions become the standard of care and enhance patient outcomes throughout the world. The Company intends to accomplish this, in part, by utilizing its best-in-class surgical ultrasonic technology to improve patient outcomes in spinal surgery, neurosurgery and wound care. The Company’s neXus generator combines the capabilities of its three legacy ultrasonic products into a single system that can be used to perform soft and hard tissue resections. The Company continues to market and sell these legacy ultrasonic products, which are:
•BoneScalpel Surgical System, or BoneScalpel, which is used for surgical procedures involving the precise cutting and sculpting of bone while sparing soft tissue. BoneScalpel is now recognized by many surgeons globally as a critical surgical tool enabling improved patient outcomes in the spine surgery arena.

•SonaStar Surgical Aspirator, or SonaStar, which is used to emulsify and remove soft and hard tumors, primarily in the neuro and general surgery fields.
•SonicOne Wound Debridement System, or SonicOne, which offers tissue specific debridement and cleansing of wounds and burns for effective removal of devitalized tissue and fibrin deposits while sparing viable cells.
Each of the Company’s medical device systems consist of a proprietary console and handpiece that function to convert electrical current into ultrasonic energy, ultimately delivered via a disposable titanium tip, to produce a therapeutic effect.
neXus®
neXus is a next generation integrated ultrasonic surgical platform that combines all the features of the Company’s existing solutions, including BoneScalpel, SonicOne and SonaStar, into a single fully integrated platform that will also serve to power future solutions. The neXus platform is driven by a new proprietary digital algorithm that results in more power, efficiency, and control. The device incorporates Smart Technology that allows for easier setup and use.
neXus’ increased power improves tissue resection rates for both soft and hard tissue removal making it a unique surgical platform for a variety of different surgical specialties. In addition, neXus’ ease of use enables physicians to fully leverage neXus’ impressive set of capabilities via its digital touchscreen display and smart system setup. The Company’s current ultrasonic applications; BoneScalpel, SonaStar and SonicOne all work on the neXus generator. This allows a hospital to access all of the Company’s product offerings on this all in one console. neXus received FDA 510(k) clearance in June 2019 and received its CE mark clearance in July 2019 for sale in Europe. neXus is principally sold in the United States.
BoneScalpel®
The BoneScalpel is a state of the art, ultrasonic bone cutting and sculpting system capable of enabling precise cuts with minimal necrosis, minimal burn artifact, minimal inflammation and minimal bone loss. The device is also capable of preserving surrounding soft tissue structures because of its ability to differentiate soft tissue from rigid bone. This device can make precise linear or curved cuts, on any plane, with precision not normally associated with powered instrumentation. The Company believes BoneScalpel offers the speed and convenience of a powered instrument without the dangers associated with conventional rotary devices. The effect on surrounding soft tissue is minimal due to the elastic and flexible structure of healthy tissue. This is a significant advantage in anatomical regions like the spine where patient safety is of primary concern. In addition, the linear motion of the blunt, tissue-impacting tips avoids accidental ‘trapping’ of soft tissue while largely eliminating the high-speed spinning and tearing associated with rotary power instruments. The BoneScalpel allows surgeons to improve on existing surgical techniques by creating new approaches to bone cutting and sculpting and removal, leading to substantial time-savings and increased operation efficiencies.
SonaStar®
The SonaStar System provides powerful and precise aspiration following the ultrasonic ablation of soft tissue. The SonaStar has been used for a wide variety of surgical procedures applying both open and minimally invasive approaches, including neurosurgery and general surgery. The SonaStar may also be used with OsteoSculpt® probe tips, which enable the precise shaping or shaving of bony structures that prevent open access to partially or completely hidden soft tissue masses.
SonicOne®
The SonicOne Ultrasonic Cleansing and Debridement System is a highly innovative, tissue specific approach for the effective removal of devitalized or necrotic tissue and fibrin deposits while sparing viable, surrounding cellular structures. The tissue specific capability is, in part, due to the fact that healthy and viable tissue structures have a higher elasticity and flexibility than necrotic tissue and are more resistant to destruction from the impact effects of ultrasound. The ultrasonic debridement process separates devitalized tissue from viable tissue layers, allowing for a more defined treatment and, usually, a reduced pain sensation. The Company believes SonicOne establishes a new standard in wound bed preparation, the essential first step in the healing process, while contributing to a faster patient healing.
TheraSkin®
TheraSkin is a biologically active human skin allograft that has all of the relevant characteristics of human skin needed to heal wounds, including living cells, growth factors, and a collagen matrix. TheraSkin is derived from human skin tissue from consenting and highly screened donors and is regulated by the FDA as a Human Cells, Tissues, and Cellular and Tissue-Based Product. LifeNet processes and supplies TheraSkin to the Company under a supply and distribution agreement that gives the Company exclusive rights to sell TheraSkin in the United States. TheraSkin is indicated for use on all external skin tissue wounds, including but not limited to difficult to heal diabetic foot ulcers, venous leg ulcers, dehisced surgical wounds, necrotizing fasciitis, burns, Mohs and wounds with exposed structures.

Therion®
Therion is indicated for use as a cover and barrier for homologous use for wound care and surgical procedures. Therion is a dehydrated and terminally sterilized chorioamniotic allograft derived from human placental membrane and is regulated by the FDA as a Human Cells, Tissues, and Cellular and Tissue-Based Product. CryoLife processes and supplies Therion to the Company under a supply and distribution agreement that gives the Company exclusive rights to distribute the product in the United States. CryoLife processes Therion using a proprietary process that removes the maternal-derived decidua cells from the placental membrane, leaving the amnion and chorion layers in their native configuration.
TheraGenesis®
TheraGenesis is a Bilayer Wound Matrix and Meshed Bilayer Wound Matrix consisting of a porcine collagen sponge layer and a silicone film layer that provides a scaffold for cellular invasion and capillary growth for management of wounds including partial and full-thickness wounds, chronic wounds, surgical wounds, trauma wounds and draining wounds. The Company obtains TheraGenesis under an exclusive supply and distribution agreement with Gunze Limited that gives the Company exclusive rights to distribute the product in the United States.
Sales and Distribution; Reportable Segments
In the United States, the Company sells its products through its direct sales force, in addition to a network of commissioned agents assisted by Misonix personnel. Outside of the United States, the Company sells BoneScalpel and SonaStar through distributors who then resell the products to hospitals. The Company sells to all major markets in the Americas, Europe, Middle East, Asia Pacific, and Africa.
The Company manufactures and sells its products in two global reportable business segments: the Surgical segment and the Wound segment. The Company’s sales force also operates as two segments, Surgical and Wound Care.
Risks and Uncertainties
The Company’s business is subject to material risks and uncertainties as a result of the coronavirus (“COVID-19”) pandemic. The extent of the impact of the COVID-19 pandemic on the Company’s business is highly uncertain and difficult to predict, as the response to the pandemic continues to rapidly evolve. As a result of COVID-19, the Company’s customers diverted resources to treat COVID-19 patients and deferred elective surgical procedures, both of which have and are likely to continue to impact demand for the Company’s products. While we expect to see gradual improvement during the remainder of fiscal 2021 as elective surgical procedure volumes return to pre-COVID-19 levels in some jurisdictions, we could experience further variable impacts on our business if a resurgence of the virus emerges and/or elective procedures continue to be deferred. The Company is also monitoring news reports that indicate that several jurisdictions are experiencing new increases in the rate of infection by COVID-19 which could result in further mitigation efforts. Furthermore, capital markets and economies worldwide have also been negatively impacted by the COVID-19 pandemic, and it is possible that it could cause a local and/or global economic recession. Such economic disruption could have a material adverse effect on the Company’s business as hospitals and surgery centers curtail and reduce capital and overall spending. Policymakers around the globe have responded with fiscal policy actions to support the healthcare industry and economy as a whole. The magnitude and overall effectiveness of these actions and the Company’s ability to benefit from them remains uncertain.
The severity of the impact of the COVID-19 pandemic on the Company’s business will depend on a number of factors, including, but not limited to, the duration and severity of the pandemic and the extent and severity of the impact on the Company’s customers, all of which are uncertain and cannot be predicted. The Company’s future results of operations and liquidity could be materially and adversely impacted by delays in payments of outstanding receivable amounts beyond normal payment terms, supply chain disruptions and uncertain demand, and the impact of any initiatives or programs that the Company may undertake to address financial and operations challenges faced by its customers. As of the date of issuance of these Condensed Consolidated Financial Statements, the extent to which the COVID-19 pandemic may materially impact the Company’s financial condition, liquidity, or results of operations is uncertain.
Major Customers and Concentration of Credit Risk
For the three months ended September 30, 2021 and 2020, the Company did not have any customers exceeding 10% of total revenue.
At September 30, 2020 and June 30, 2021, $0.5 million and $1.3 million, respectively, of accounts receivable were past 90 days old.
At September 30, 2021 and June 30, 2021, the Company’s accounts receivable with customers outside the United States were approximately $1.6 million and $1.1 million, respectively.

If one or more of the Company’s major customers continues to be adversely affected by COVID-19 or otherwise as a result of the current market environment, that may result in a material decline in the Company’s business received from them. Additionally, the Company may face an increased risk of its customers’ inability to make payments or remain solvent.
Earnings Per Share
Earnings per share (“EPS”) is calculated using the two-class method, which allocates earnings among common stock and participating securities to calculate EPS when an entity’s capital structure includes either two or more classes of common stock or common stock and participating securities. Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities. As such, unvested restricted stock awards of the Company are considered participating securities. The dilutive effect of options and their equivalents (including non-vested stock issued under stock-based compensation plans), is computed using the “treasury” method.
Basic income per common share is based on the weighted average number of common shares outstanding during the period. Diluted income per common share includes the dilutive effect of potential common shares outstanding. The following table sets forth the reconciliation of the Company’s basic and diluted earnings per share calculation:

	For the Three Months Ended
	September 30,
	2021	2020
Basic weighted average shares outstanding	17,413,620	17,213,686
Dilutive effect of restricted stock awards (participating securities)	—	—
Denominator for basic earnings per share	17,413,620	17,213,686
Dilutive effect of stock options	—	—
Diluted weighted average shares outstanding	17,413,620	17,213,686
Diluted EPS for the three months ended September 30, 2021 as presented is the same as basic EPS as the inclusion of the effect of common share equivalents then outstanding would be anti-dilutive. Accordingly, excluded from the calculation of basic and diluted EPS are the dilutive effect of options to purchase 744,913 and 295,694 shares of common stock for the three months ended September 30, 2021 and 2020, respectively. Also excluded from the calculation of earnings per share for the three months ended September 30, 2020 are the unvested restricted stock awards that were issued in December 2016. The restricted stock awards fully vested as of September 30, 2021.
Recent Accounting Pronouncements
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instrument (“ASU 2016-13”). ASU 2016-13 replaces the incurred loss impairment methodology in current U.S. GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 is effective for SEC small business filers for fiscal years beginning after December 15, 2022. Management is currently assessing the impact that ASU 2016-13 will have on the Company.
There are no other recently issued accounting pronouncements that are expected to have a material effect on the Company’s financial position, results of operations or cash flows.
Critical Accounting Policies and Use of Estimates
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used for, but not limited to, establishing the allowance for doubtful accounts, valuation of inventory, depreciation, valuation of assets acquired and liabilities assumed in business combinations, asset impairment evaluations, establishing deferred tax assets and related valuation allowances, and stock-based compensation accounting. Actual results could differ from those estimates.

2. Revenue Recognition
The Company has made the following accounting policy elections and elected to use certain practical expedients, as permitted by the FASB, in applying Accounting Standards Codification (“ASC”) Topic 606 “Revenue from Contracts with Customers, as amended” (“ASC Topic 606”): 1) the Company accounts for amounts collected from customers for sales and other taxes net of related amounts remitted to tax authorities; 2) the Company expenses costs to obtain a contract as they are incurred if the expected period of benefit, and therefore the amortization period, is one year or less; 3) the Company accounts for shipping and handling activities that occur after control transfers to the customer as a fulfillment cost rather than an additional promised service and these fulfillment costs fall within selling, general and administrative expenses; 4) the Company does not assess whether promised goods or services are performance obligations if they are immaterial in the context of the contract with the customer; 5) the Company utilizes the right-to-invoice practical expedient with regard to the recognition of revenue upon the purchase of consumable goods in connection with a product placement/consignment arrangement.
Recognition of Revenue
The Company generates revenue from the sale and leasing of medical equipment, from the sale of consumable products used with medical equipment in surgical procedures, from the sale of TheraSkin, Therion and TheraGenesis, and from product supply and licensing arrangements. In the United States, the Company’s products are marketed primarily through a hybrid sales approach that includes direct sales representatives, managed by regional sales managers, along with independent distributors. Outside the United States, the Company sells BoneScalpel, SonaStar, and SonicOne to specialty distributors who purchase products to resell to their clinical customer bases. The Company sells to all major markets in the Americas, Europe, Middle East, Asia Pacific, and Africa. Revenue is disaggregated from contracts between products under ship and bill arrangements and licensing agreements, and by geography, which the Company believes best depicts how the nature, amount, timing and uncertainty of revenues and cash flows are affected by economic factors.
The Company satisfies performance obligations either over time, or at a point in time, upon which control transfers to the customer.
Revenue derived from the shipping and billing of product is recorded upon shipment, when transfer of control occurs for products shipped freight on board (“F.O.B.”) shipping. Products shipped F.O.B. destination are recorded as revenue when received at the point of destination when the transfer of control is completed. Shipments under agreements with distributors are not subject to return, and payment for these shipments is not contingent on sales by the distributor. Accordingly, the Company recognizes revenue on shipments to distributors in the same manner as with other customers under the ship and bill process.
Revenue derived from the rental of equipment is recorded on a monthly basis over the term of the lease. Shipments of consumable products to these rental customers is recorded as orders are received and shipments are made F.O.B. destination or F.O.B. shipping.
Revenue derived from consignment agreements is earned as consumables product orders are fulfilled. Therefore, revenue is recognized as control passes to the customer, which is typically when shipments are made F.O.B shipping or F.O.B destination.
Revenue derived from service and maintenance contracts is recognized evenly over the life of the service agreement as the services are performed.

The following table disaggregates the Company’s product revenue by sales channel and geographic location:

	For the Three Months Ended
	September 30,
	2021	2020
Total
Surgical	10,722,714	9,099,464
Wound	9,482,935	8,635,878
Total	20,205,649	17,735,342

Domestic:
Surgical	7,225,847	6,215,171
Wound	9,391,571	8,528,240
Total	16,617,418	14,743,411

International:
Surgical	3,496,867	2,884,293
Wound	91,364	107,638
Total	3,588,231	2,991,931
The Company’s international sales include a concentration in China, aggregating $0.4 million for the three months ended September 30, 2021, and $0.4 million for the three months ended September 30, 2020.
3. Fair Value of Financial Instruments
The Company follows a three-level fair value hierarchy that prioritizes the inputs to measure the fair value of the Company’s financial instruments. This hierarchy requires entities to maximize the use of “observable inputs” and minimize the use of “unobservable inputs.” The three levels of inputs that the Company uses to measure fair value are as follows:
Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets as of the measurement date.
Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3: Significant unobservable inputs that reflect assumptions that market participants would use in pricing an asset or liability.
At September 30, 2021 and June 30, 2021, all of the Company’s cash and cash equivalents, trade accounts receivable and trade accounts payable were short term in nature, and their carrying amounts approximate fair value. The Company’s current and long-term debt arrangements are classified as level 2 financial instruments.
4. Inventories
Inventories are summarized as follows:

	For the Three Months Ended
	September 30,
	2021	2020
Raw material	$8,124,023	$6,980,121
Work-in-process	603,609	941,812
Finished goods	7,991,888	8,378,751
	16,719,520	16,300,684
Less obsolescence reserve	(600,915)	(548,529)
Inventory, net	$16,118,605	$15,752,155

5. Property, Plant and Equipment
Depreciation and amortization of property, plant and equipment was $0.9 million and $0.7 million for the three months ended September 30, 2021 and 2020, respectively. Inventory items used for demonstration purposes, subject to a rental agreement or provided on consignment are included in property, plant and equipment and are depreciated using the straight-line method over estimated useful lives of 3 to 5 years. Depreciation of generators that are consigned to customers is expensed over a 5-year period, and depreciation is charged to selling expenses.
6. Goodwill
Under accounting guidelines, goodwill is not amortized, but must be tested for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below the carrying amount. The Company reviews goodwill for impairment annually and whenever events or changes indicate that the carrying value of an asset may not be recoverable. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of significant assets or products. Application of these impairment tests requires significant judgments, including estimation of cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for the Company’s business, the useful lives over which cash flows will occur and determination of the Company’s weighted average cost of capital. The Company also compares its market capitalization to the value of its goodwill to review for evidence of impairment. The Company completes its annual goodwill impairment tests as of March 31 of each year. There were no goodwill impairments recorded during the three months ended September 30, 2021 and 2020.

	Surgical	Wound	Total
Balance as of June 30, 2020	$1,701,094	$106,609,256	$108,310,350
Purchase price accounting adjustments	—	(75,686)	(75,686)
Goodwill (gross)	1,701,094	106,533,570	108,234,664
Accumulated impairment losses	—	—	—
Balance as of September 30, 2020	$1,701,094	$106,533,570	$108,234,664

Balance as of June 30, 2021	$1,701,094	$106,533,570	$108,234,664
Accumulated impairment losses	—	—	—
Balance as of September 30, 2021	$1,701,094	$106,533,570	$108,234,664
7. Patents
The costs of acquiring or processing patents are capitalized at cost. These amounts are being amortized using the straight-line method over the estimated useful lives of the underlying assets, which is approximately 17 years. Patents, net of accumulated amortization, totaled $0.8 million and $0.8 million at September 30, 2021 and June 30, 2021, respectively. Amortization expense for the three months ended September 30, 2021 and 2020 was $28,000 and $35,000, respectively. The following is a schedule of estimated future patent amortization expenses by fiscal year as of September 30, 2021:

2022	$83,668
2023	109,996
2024	97,517
2025	89,622
2026	75,642
Thereafter	349,789
$806,234

8. Intangible Assets
In connection with the Solsys Acquisition, the Company acquired intangible assets primarily consisting of customer relationships, trade names and non-competition agreements. Amortization expense for the three months ended September 30, 2021 and 2020 were $0.4 million and $0.4, respectively. The table below summarizes the intangible assets acquired:

	June 30, 2021	June 30, 2020	Amortization Period
Customer relationships	$9,500,000	$9,500,000	15 years
Trade names	12,800,000.00	12,800,000.00	15 years
Non-competition agreements	200,000	200,000	1 year
Total	22,500,000	22,500,000
Less accumulated amortization	(3,131,970)	(1,218,864)
Net intangible assets	$19,368,030	$21,281,136
The following is a schedule of estimated future intangible asset amortization expense by fiscal year as of September 30, 2021:

2022	$1,117,386
2023	1,489,848
2024	1,489,848
2025	1,489,848
2026	1,489,848
Thereafter	12,291,252
$19,368,030

9. Accrued Expenses and Other Current Liabilities
The following summarizes accrued expenses and other current liabilities:

	September 30, 2021	June 30, 2021
Accrued payroll, payroll taxes and vacation	$2,663,564	$3,024,249
Accrued bonus	400,075	1,252,824
Accrued commissions	1,352,351	2,616,331
Professional fees	813,045	482,696
Vendor, tax and other accruals	3,531,778	3,808,556
Accrued expenses and other current liabilities	$8,760,813	$11,184,656
10. Stock-based Compensation Plans
Stock Options Awards
For the three months ended September 30, 2021 and 2020, the compensation cost relating to stock option awards that has been charged against income for the Company’s stock option plans, excluding the compensation cost for restricted stock, was $0.9 million and $0.6 million, respectively.
As of September 30, 2021, there was approximately $9.5 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements to be recognized over a weighted-average period of 3.0 years.
In October, 2021, all stock-options outstanding vested due to the acquisition of Misonix, Inc. by Bioventus. As a result, the remaining $9.5 million of unrecognized compensation cost at September 30, 2021 was fully expensed in October 2021.
All options were granted at fair market value, as defined in the applicable plans.

The fair value of each option award was estimated on the date of grant using the Black-Scholes option valuation model that uses the assumptions noted in the following table. The expected volatility represents the historical price changes of the Company’s stock over a period equal to that of the expected term of the option. The Company uses the simplified method for determining the option term. The risk- free rate was based on the U.S. Treasury yield curve in effect at the time of grant. The expected dividend yield is based upon historical and projected dividends. The Company has historically not paid dividends, and it does not expect to do so in the near term.
There were options to purchase 206,500 and 18,000 shares granted during the three months ended September 30, 2021 and 2020, respectively. The fair value was estimated based on the weighted average assumptions of:

	For the Three Months Ended
	September 30,
	2021	2020
Risk-free interest rates	0.90%	3.40%
Expected option life in years	5.79	6.02
Expected stock price volatility	60.05%	60.37%
Expected dividend yield	—%	—%
A summary of option activity under the Company’s equity plans as of September 30, 2021 and 2020, and changes during the three months ended September 30, 2021 and 2020 is presented below:

	Options
	Outstanding Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding as of June 30, 2020	1,778,070	$11.81	$5,164,938
Vested and exercisable at June 30, 2020	683,442	$9.16	$3,156,051
Granted	18,000	12.88
Exercised	(8,313)	2.88
Forfeited	(14,499)	10.31
Expired	—	—
Outstanding as of September 30, 2020	1,773,258	$11.87	$3,027,014
Vested and exercisable at September 30, 2020	763,593	$9.60	$2,095,613

Outstanding as of June 30, 2021	1,996,289	$13.44	$17,439,822
Vested and exercisable at June 30, 2020	1,005,890	$10.50	$11,747,466
Granted	206,500	22.49
Exercised	(16,625)	7.13
Forfeited	(1,321)	14.22
Expired	—	—
Outstanding as of September 30, 2021	2,184,843	$14.35	$23,931,859
Vested and exercisable at September 30, 2021	1,095,663	$10.95	$15,728,229
The number and weighted-average grant-date fair value of stock options which vested during the three months ended September 30, 2021 was 107,719 and $7.93, respectively. The number and weighted-average grant-date fair value of non-vested stock options at September 30, 2021 was 1,089,180 and $9.55, respectively.
Restricted Stock Awards
On December 15, 2016, the Company issued 400,000 shares of restricted stock to its Chief Executive Officer. The awards were valued using a Monte Carlo valuation model using a stock price at the date of grant of $9.60, a term of 3 to 5 years, a risk-free interest rate of 1.6% to 2.1% and a volatility factor of 66.5%. These awards vest over a period of up to five years, subject to meeting certain service, performance and market conditions. These awards were valued at approximately $3.6 million at the date of grant. Compensation expense recorded in the three months ended September 30, 2021 and 2020 related to these awards was $0.2 million and $0.1 million, respectively.
The awards contain a combination of vesting terms that include time vesting, performance vesting relating to revenue achievement, and market vesting related to obtaining certain levels of Company stock prices.

These awards fully vested as of September 30, 2021.
11. Commitments and Contingent Leases
The Company has entered into operating leases primarily for real estate and to a lesser extent for office copiers. The Company has entered into one finance lease for manufacturing equipment. The Company does not expect finance leases to become material. All leases generally have terms that range from 1 year to 6 years. Operating leases are included in “Lease right-of-use assets” and Finance leases are included in “Other assets” on the Company’s Condensed Consolidated Balance Sheets and represent the Company’s right to use the underlying asset for the lease term. The Company’s obligation to make lease payments on operating leases are included in “Current portion of lease liabilities” and “Lease liabilities”. The Company’s obligation to make lease payments on finance leases are included in “Accrued expenses and other current liabilities” and “Other non-current liabilities” on the Company’s Condensed Consolidated Balance sheets. Lease right-of- use assets and liabilities are recognized at their commencement date based on the present value of lease payments over the lease term. The Company has entered into various short-term operating leases with an initial term of 12 months or less. These leases are not recorded on the Company’s Condensed Consolidated Balance Sheets. Lease expense for operating leases is recognized on a straight-line basis over the lease term, within “Operating expenses” in the Company’s Condensed Consolidated Statements of Operations. Lease expense for finance leases is recorded as Depreciation expense within “Operating expenses”, and in “Interest expense”.
During the three months ended September 30, 2021 and 2020, the Company recognized approximately $0.2 million and $0.1 million, respectively, in total operating lease costs for right-of-use assets.
Because the rate implicit in each operating lease is not readily determinable, the Company uses its incremental borrowing rate to determine the present value of the lease payments. The weighted average incremental borrowing rate for operating leases was 10.2% as of September 30, 2021. The finance lease contains a stated rate of 3.0%, and therefore the rate explicit in the lease was used for the finance lease.
Information related to the Company’s right-of-use assets and related lease liabilities were as follows:

Classification		2021	2020
Right-of-use assets
Operating leases	Lease right-of-use assets	$1,086,760	$1,098,830
Finance leases	Other assets	71,967	—
		$1,158,727	$1,098,830
Short-term Lease Liabilities
Operating leases	Current portion of lease liabilities	$487,106	$414,058
Finance leases	Accrued expenses and other current liabilities	16,675	—
		$503,781	$414,058
Long-term Lease Liabilities
Operating leases	Lease liabilities	$729,453	$723,553
Finance leases	Other non-current liabilities	53,083	—
		$782,536	$723,553

	2021	2020
Cash paid for lease liabilities
Operating leases	$150,645	$144,916
Finance leases	$4,542	$—

Right-of-use assets obtained in exchange for new lease obligations
Operating leases	$—	$1,541,727
Finance leases	$—	$—

Weighted-average remaining lease term (in years)
Operating leases	2.57	3.13
Finance leases	4.08	—

Weighted-average remaining lease term (in years)
Operating leases	10.2%	10.6%
Finance leases	3.0%	—%
Maturities of lease liabilities as of September 30, 2021 were as follows:

	Operating Leases	Finance Leases
2022	$428,577	$13,627
2023	557,686	18,169
2024	274,512	18,169
2025	129,211	18,169
2026	1,643	6,056
Thereafter	—	—
	1,391,629	74,190
	(175,070)	(4,432)
	$1,216,559	$69,758
Former Chinese Distributor – Litigation
On March 23, 2017, the Company’s former distributor in China, Cicel (Beijing) Science & Technology Co., Ltd., filed a lawsuit against the Company and certain of its officers and directors in the United States District Court for the Eastern District of New York, alleging that the
Company improperly terminated its contract with the former distributor. The complaint sought various remedies, including compensatory and punitive damages, specific performance and preliminary and post judgment injunctive relief, and asserted various causes of action, including breach of contract, unfair competition, tortious interference with contract, fraudulent inducement, and conversion. On October 7, 2017, the court granted the Company’s motion to dismiss each of the tort claims asserted against the Company, and also granted the individual defendants’ motion to dismiss all claims asserted against them. On January 23, 2020, the Court granted Cicel’s motion to amend its complaint, to include claims for alleged defamation and theft of trade secrets in addition to the breach of contract claim. The Company believes that it has various legal and factual defenses to the allegations in the complaint and intends to defend the action vigorously. Fact discovery in the case is ongoing, and there is no trial date currently set.

12. Financing Arrangements
Notes payable consists of the following as of September 30, 2021 and June 30, 2021:

	September 30, 2021	June 30, 2021
Revolving credit facility	$9,200,000	$10,500,000
PPP Note Payable	5,199,487	5,199,487
Term loans	30,095,761	30,095,761
	44,495,248	45,795,248
Less current portion of notes payable	(7,699,487)	(6,449,487)
Notes payable	36,795,761	39,345,761
Following are the scheduled maturities of the notes payable for the twelve-month periods ending June 30:

2022	$6,449,487
2023	14,200,000
2024	5,000,000
2025	18,845,761
$44,495,248
Revolving Credit Facility
Through the Solsys Acquisition, the Company became party to a $5.0 million revolving line of credit loan agreement with Silicon Valley Bank, originally effective January 22, 2019 (as amended and supplemented, the “Prior Solsys Credit Agreement”). The line of credit had an original maturity date of January 22, 2021.
On December 26, 2019 (the “Effective Date”), the Company entered into a Loan and Security Agreement (the “New Loan and Security Agreement”) among the Company, Misonix OpCo, Inc. and Solsys, as borrowers, and Silicon Valley Bank. The New Loan and Security Agreement provides for a revolving credit facility (the “New Credit Facility”) in an aggregate principal amount of up to $20.0 million, including borrowings and letters of credit. The New Loan and Security Agreement replaces the $5.0 million Prior Solsys Credit Agreement. The Company did not incur any early termination penalties in connection with the termination of the Prior Solsys Credit Agreement.
Borrowings under the New Credit Facility were used in part to repay the amount of $3.75 million outstanding under the Prior Solsys Credit Agreement, and the balance may be used by the Company for general corporate purposes and working capital. The New Credit Facility matures on December 26, 2022. Interest on outstanding indebtedness under the New Credit Facility accrues at a rate equal to the greater of the “Prime Rate” and 5.25%. In addition, on each year anniversary of the Effective Date, the Company is required to pay an anniversary fee of $0.1 million.
The New Loan and Security Agreement contains representations and warranties and covenants that the Company believes are customary for agreements of this type, including covenants applicable to the Company and its subsidiaries limiting indebtedness, liens, substantial asset sales and mergers as well as financial maintenance covenants and other provisions. The New Loan and Security Agreement contains customary events of default. Upon the occurrence of an event of default, the lender may accelerate the indebtedness under the New Credit Facility, provided, that in the case of certain bankruptcy or insolvency events of default, the indebtedness under the New Credit Facility will automatically accelerate. If the New Credit Facility or the New Loan and Security Agreement terminates before the maturity date of December 26, 2022, then the Company must pay the then-owing amounts, in addition to a termination fee equal to 1% of the New Credit Facility at that time. The termination fee would not apply if the New Credit Facility or the New Loan and Security Agreement terminates before the maturity date for either of the following reasons: (1) the New Credit Facility is replaced with another new credit facility from Silicon Valley Bank or (2) Silicon Valley Bank sells, transfers, assigns or negotiates its obligations, rights and benefits under the New Loan and Security Agreement and related loan documentation to another person or entity that is not an affiliate of Silicon Valley Bank and the Company terminates the New Loan and Security Agreement or the New Credit Facility within sixty days thereof (unless the Company consented to that sale, transfer, assignment or negotiation).
As of September 30, 2021, the outstanding principal balance of the New Credit Facility is $9.2 million.
In October 2021, Misonix, Inc. was acquired by Bioventus. As part of the acquisition, the Company’s debt was fully paid off in October 2021.

Notes Payable
On September 27, 2019, the Company entered into an amended and restated credit agreement (“SWK Credit Agreement”) with SWK Holdings Corporation (“SWK”) pursuant to a commitment letter whereby SWK (a) consented to the Solsys Acquisition and (b) agreed to provide financing to the Company. Through the Solsys Acquisition, the Company became party to a $20.1 million note payable to SWK. The SWK credit facility originally provided an additional $5.0 million in financing, totaling approximately $25.1 million, a maturity date of June 30, 2023, and an interest rate that varied between LIBOR plus 7.00% and LIBOR plus 10.25% (depending on the Company’s consolidated EBITDA or market capitalization).
On December 23, 2019 the parties amended the SWK Credit Agreement (as so amended, the “Amended SWK Credit Agreement”) to, among other things, provide an additional $5 million of term loans, for total aggregate borrowings of up to approximately $30.1 million, to modify the interest payable to between LIBOR plus 7.50% and LIBOR plus 10.25% (depending on the Company’s consolidated EBITDA or market capitalization), and to amend the financial covenants thereunder.
On December 16, 2020 the parties further amended the SWK Credit Agreement to, among other things, (1) modify the interest payable to accrue interest at a variable rate of the greater of 2.0% or the three-month LIBOR, with a maximum variable rate of 3%, plus a margin of between 7.5% and 10.25% (depending on the Company’s EBITDA or market capitalization), (2) extend the interest only period such that quarterly principal payments of $1.25 million will begin in May, 2022, (3) extend the maturity date to June 30, 2024, (4) increase the exit fee to 2.0% of the principal amount of all loans advanced to the Company, and (5) extend the period during which the Company is obligated to pay a prepayment penalty to March, 2023.
The Company may prepay the loans subject to a prepayment fee of (a) 3.2% of the amount prepaid if such prepayment is made prior to September 27, 2021, (b) 1.00% of the amount prepaid if such prepayment is made on or after September 27, 2021 and prior to March 31, 2023 or (c) $0 if such prepayment is made on or after March 31, 2023.
As of September 30, 2021, the outstanding principal balance of the term loans under the Amended SWK Credit Agreement is approximately $30.1 million.
Under the terms of the Amended SWK Credit Agreement, the Company is required to meet certain additional financial covenants requiring, among other things, (a) a minimum amount of unencumbered liquid assets that varies based on the Company’s market capitalization, (b) minimum aggregate revenue of specified amounts for the three month period ending September 30, 2021, and for the 12 month period ending on the last day of the subsequent fiscal quarters and (c) minimum EBITDA at levels that will vary based on the Company’s market capitalization. The Company’s obligations under the Amended SWK Credit Agreement are (i) guaranteed by Misonix OpCo, Inc., and (ii) secured by a first lien on substantially all assets of the Company, Solsys and Misonix OpCo, Inc. and a second lien position on accounts receivable and inventory of the same entities.
In October 2021, Misonix, Inc. was acquired by Bioventus. As part of the acquisition, the Company’s debt was fully paid off in October 2021.
Paycheck Protection Program Loan
On April 5, 2020, the Company applied for an unsecured $5.2 million loan under the Paycheck Protection Program (the “PPP Loan”). The Paycheck Protection Program (or “PPP”) was established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and is administered by the U.S. Small Business Administration (“SBA”). On April 10, 2020, the PPP loan was approved and funded. Misonix entered into a promissory note with JP Morgan Chase evidencing the unsecured $5.2 million loan. In accordance with the requirements of the CARES Act, the Company used the proceeds from the PPP Loan primarily for payroll costs.
The PPP Loan has a maturity date of April 4, 2022 and accrues interest at an annual rate of 0.98%. In October 2020, the SBA released guidance that allows borrowers an additional ten months of deferral of the start of principal and interest payments. Therefore, interest and principal payments are now deferred for the first sixteen months of the loan. Thereafter, monthly interest and principal payments are due until the loan is fully satisfied at the end of 24 months. The promissory note evidencing the PPP Loan contains customary events of default relating to, among other things, payment defaults and provisions of the promissory note. The PPP permits borrowers to apply for forgiveness for some or all of the loans based on meeting certain criteria. As of September 30, 2021, the Company has applied for forgiveness of the PPP Loan. There can be no assurance whether such application for forgiveness will be approved by the SBA.
13. Related Party Transactions
Minoan Medical (Pty) Ltd. (“Minoan”) (formerly Applied BioSurgical) is an independent distributor for the Company in South Africa. The chief executive officer of Minoan is also the brother of Stavros G. Vizirgianakis, the Company’s Chief Executive Officer.

Set forth below is a table showing the Company’s net revenues for the three months ended September 30, 2021 and 2020 and accounts receivable at September 30, 2021 and 2020 with Minoan:

	For the Three Months Ended
	September 30,
	2021	2020
Sales	$327,105	$359,486
Accounts Receivable	$270,146	$631,115
14. Income Taxes
There was no income tax expense or benefit for the three months ended September 30, 2021 and 2020. For the three months ended September 30, 2021 and 2020, the effective tax rate was 0% and 0%, respectively. The effective tax rate varied from the U.S. federal statutory rate primarily due to the recording of a full valuation allowance on the deferred tax assets, and the business combination related to the Solsys Acquisition.
On March 27, 2020, President Trump signed into law the CARES Act. The CARES Act contains various corporate tax provisions; however, these benefits do not impact Company’s current tax provision.
15. Segment Reporting
Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision-maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance of the segment. The Company operates in two segments – the Surgical and the Wound segment. The Surgical segment consists of the Company’s neXus, BoneScalpel, and SonaStar products and the Wound segment consists of the Company’s SonicOne, TheraSkin, Therion and TheraGenesis products. The Company has concluded that its Chief Executive Officer is the CODM as he is the ultimate decision maker for key operating decisions, determining the allocation of resources and assessing the financial performance of the Company. The CODM evaluates the segments using gross profit and gross profit margin. The Company does not allocate its assets by segment, and therefore does not disclose assets by segment.
Segment gross profit include:

	Surgical	Wound	Total
For the three months ended September 30, 2021
Total revenue	$10,722,714	$9,482,935	$20,205,649
Gross profit	$7,257,016	$6,995,791	$14,252,807

For the three months ended September 30, 2020
Total revenue	$9,099,464	$8,635,878	$17,735,342
Gross profit	$6,311,403	$6,313,338	$12,624,741
Worldwide revenue for the Company’s products is categorized as follows:
All of the Company’s long-lived assets are located in the United States. The Company’s international revenue includes a concentration in China, aggregating $0.4 million and $0.4 million for the three months ended September 30, 2021 and 2020, respectively.
16. Acquisitions Solys Medical, LLC
On September 27, 2019, the Company completed the Solsys Acquisition. The purchase price was approximately $108.6 million, based on the Company’s issuance of 5,703,082 shares of Misonix common stock as acquisition consideration, valued at $19.05 per share. In addition, the Company incurred business transaction costs in connection with the acquisition of $4.5 million. Of these transaction costs, $3.1 million were charged to general and administrative expenses on the Condensed Consolidated Statement of Operations and $1.4 million of the transaction costs were capitalized to additional paid in capital, in connection with the registration of the underlying stock issued in the transaction. For the six months ended December 31, 2019, transaction costs expensed in general and administrative expenses were $1.8 million. As of December 31, 2019, transaction costs capitalized to additional paid in capital were $1.4 million.

The transaction was accounted for using the acquisition method of accounting in accordance with FASB ASC Topic 805. U.S. GAAP requires that one of the companies in the transactions be designated as the acquirer for accounting purposes based on the evidence available. Misonix was treated as the acquiring entity for accounting purposes.
The purchase price allocation of the Solsys acquisition was completed as of September 30, 2020, and is shown in the following table:

Cash	$5,525,601
Accounts receivable	6,173,371
Inventory	98,911
Prepaid expenses	88,863
Indemnified asset - sales tax	150,000
Property and equipment	673,353
Lease assets	946,617
Customer relationships	9,500,000
Trade names	12,800,000
Non-compete agreements	200,000
Accounts payable and other current liabilities	(4,694,878)
Lease liabilities	(860,490)
Deferred tax liability	(4,575,507)
Notes payable	(23,915,701)
Total identifiable net assets	2,110,140
Goodwill	106,533,570
Total consideration	$108,643,710
The fair values of the Solsys assets and liabilities were determined based on estimates and assumptions that management believes are reasonable. The goodwill from the acquisition of Solsys, which is fully deductible for tax purposes, consists largely of synergies and economies of scale expected from combining the operations of Solsys and the Company’s existing business.
The estimate of fair value of the Solsys identifiable intangible assets was determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows either through the use of the multi-period excess earnings method or the relief-from- royalty method. Some of the more significant assumptions inherent in the development of intangible asset values include: the amount and timing of projected future cash flows, the discount rate selected to measure the risks inherent in the future cash flows, the assessment of the intangible asset’s life cycle, revenue growth rates and EBITDA margins, as well as other factors. The following table summarizes key information underlying intangible assets related to the Solsys Acquisition:

	June 30, 2021	June 30, 2020	Amortization Period
Customer relationships	$9,500,000	$9,500,000	15 years
Trade names	12,800,000	12,800,000	15 years
Non-competition agreements	200,000	200,000	1 year
Total	22,500,000	22,500,000
Less accumulated amortization	(3,131,970)	(1,218,864)
Net intangible assets	$19,368,030	$21,281,136

17. Subsequent Events
On July 29, 2021, we entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with Bioventus Inc., a Delaware corporation (“Bioventus”), Oyster Merger Sub I, Inc., a Delaware corporation, and a direct, wholly owned subsidiary of Bioventus (“Merger Sub I”), and Oyster Merger Sub II, LLC, a Delaware limited liability company, and a direct, wholly owned subsidiary of Bioventus (“Merger Sub II”) under which, subject to the satisfaction or waiver of the conditions specified therein, Merger Sub I shall be merged with and into Misonix, with Misonix surviving as a wholly owned subsidiary of Bioventus (the “First Merger”) and following the First Merger, Misonix shall be merged with and into Merger Sub II, with Merger Sub II surviving as Misonix, LLC (the “Second Merger” and together with the First Merger, the “Merger”). At the effective time of the First Merger (the “First Effective Time”), each share of our common stock issued and outstanding immediately prior to the First Effective Time (other than the shares that are owned by Bioventus, Misonix, Merger Sub I or Merger Sub II and shares of any dissenting holders who are entitled to and have properly asserted appraisal rights) will be converted into the right to receive, either an amount in cash equal to $28.00 or 1.6839 validly issued, fully paid and non-assessable shares of Class A common stock of Bioventus, $0.001 par value per share (each share, a “Bioventus Share”), based on the election of the holder thereof in accordance with the terms of, and subject to election, proration and adjustment procedures set forth in, the Merger Agreement.
For additional information regarding the Merger, including associated risks and uncertainties, see “Item 1A - Risk Factors – Risks Related to the Transaction” and Note 15 in our consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021 (the “2021 Form 10-K”).
The merger was fully consummated on October, 29, 2021. Misonix, Inc.